Exhibit 10.2

June 26, 2017

Alfred Merriweather

Dear Alf:

We are very excited to have you join Adamas Pharmaceuticals, Inc. (“the Company”). In this letter, I would like to set forth the terms and conditions of your employment relationship with the Company.

Title and Responsibilities. I am pleased to offer you the full-time position of Chief Financial Officer working at our offices in Emeryville, CA. Your position with the Company, pursuant to the terms and conditions of this letter and accompanying Confidential Information and Invention Assignment Agreement, will commence on June 29, 2017. You will report to me and your duties and responsibilities, consistent with the CFO role will include, but are not limited to, providing broad financial strategy and execution, financial planning and analysis, accounting management, SEC reporting and compliance, investor relations and human resources management. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation. You will initially receive an annual base salary of $400,000. Your salary will be paid periodically in accordance with normal Company payroll practices and is subject to the usual required deductions and tax withholdings. In addition to your salary, you will be eligible to participate in the Company’s Bonus Plan, as described in the applicable Plan Document, pursuant to the terms of this Plan. The annual target bonus for your position is forty percent (40%) of your annual base salary, and any award would be based upon both the Company’s achievement of its performance goals and your achievement of your personal goals to be set with me. The actual award, if any, will be prorated from your date of hire for your first year of employment and will be subject to the usual required deductions and tax withholdings. The Company may change your compensation and benefits from time to time in its sole discretion.

Equity Awards.  In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, it will be recommended that as a material inducement to you to accept this offer and to enter into employment with the Company, it will be recommended that you be granted two equity awards, each of which will be granted under, and be subject to the terms of, either the Company’s 2014 Equity Incentive Plan, or the Company’s 2016 Inducement Plan (each, the “Plan”). The equity awards will be: (1) a stock option to purchase 112,500 shares of the Company’s common stock (the “Option”), and (2) an award of 18,750 Restricted Stock Units (the “RSU Award”).  The exercise price per share of the Option will equal the fair market value of a share of Common Stock on the date of grant, as determined by the Board of Directors or Compensation Committee.  If approved, and provided that you remain in Continuous Service to the Company on each date, 25% of the Option shares shall vest and become exercisable on the one year anniversary of your employment commencement date and an additional 1/48th of the Option shares shall vest and become exercisable on a monthly basis thereafter over the following 36 months, as described in the applicable Plan and your Option grant documents.   If approved, and provided that you remain in Continuous

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

Service to the Company on each date, 25% of the shares under the RSU Award will vest annually, as described in the applicable Plan and your RSU Award grant documents. In addition, the Company’s Board of Directors reviews its executive compensation programs annually, including consideration for additional equity awards.  If the Board determines that additional equity awards are appropriate, you will be eligible for consideration, with our other executive officers, for awards to be approved under the Board’s sole discretion.

Relocation Assistance. You will be responsible for all relocation related expenses you incur related to your relocation to the San Francisco Bay Area. To assist you with your move to the Bay Area, the Company will provide you with relocation assistance in two payments for a total amount of $250,000, less required deductions and withholdings, as follows:

a.
A first payment of $62,500 (the “Initial Relocation Advance”) shall be paid to you during your first month of employment.  The Initial Relocation Advance shall be deemed earned if you: (i) remain employed by the Company for a one year period after your start date; and (ii) you relocate to the San Francisco Bay Area within one year of your start date.  Consequently, should you voluntarily leave the company (except for a voluntary termination for Good Reason as defined in the Company’s Amended and Restated Executive Severance Plan) within one year of commencing employment with the Company, or if you have not relocated during the first year of your employment, you will be obligated to return the full amount of the Initial Relocation Advance within thirty days after your one year anniversary or your separation date (whichever is earlier).

b.
A second payment of $187,500 (the “Final Relocation Advance”) shall be paid to you no later than December 31, 2017, provided that you have relocated to the San Francisco Bay Area by that date.  The Final Relocation Advance shall be deemed earned if you: (i) remain employed by the Company for a two year period after your start date; and (ii) you relocate to the San Francisco Bay Area within one year of your start date.  Consequently, should you voluntarily leave the company (except for a voluntary termination for Good Reason as defined in the Company’s Amended and Restated Executive Severance Plan) within two years of commencing employment with the Company, you will be obligated to return the full amount of the Final Relocation Advance within thirty days after your separation date.

Benefit Plans. During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off. As part of these benefits, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy as in effect from time to time. Currently, the Company offers full-time employees 21 days of PTO per calendar year.

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

Executive Severance Plan. Given your position with the Company, you will initially be eligible to participate in the Executive Severance Plan pursuant to the terms of that Plan. A copy of this Plan is enclosed with this letter.

Company Policies and Confidential Information. You will be expected to abide by all Company rules and policies, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of your employment with the Company, you also are required to sign and fully comply with the Confidential Information and Invention Assignment Agreement enclosed with this letter.

Conflicting Outside Employment. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest. Notwithstanding the foregoing, you will be allowed to serve as a Director on the Board of Directors for up to two external organizations, provided that such activities do not interfere with your job duties or present a conflict of interest with Adamas.  Any such role is to be reviewed and approved by the Adamas Board of Directors or its delegate, and such approval will not be unreasonably withheld.

At-Will Employment. Your employment with the Company is “at-will,” which means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. No provision of this offer letter or the accompanying Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.

Authorization to Work. This offer is conditioned upon the following: (1) you presenting sufficient evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) your signature on the Confidential Information and Invention Agreement. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Integration, Modification and Governing Law. This letter, together with your Employee Confidential Information and Invention Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement. This letter will be governed by the laws of the state of California.

Please contact me at (510) 450-3502 if you have any questions. I am happy to welcome you to the Company, and I look forward to your participation in the Company’s future success. Please sign below to

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to Greg Hansen.

This offer will expire on June 28, 2017, unless accepted by you in writing prior to such date.

Best regards,

/s/ Gregory T. Went

Gregory T. Went
Chief Executive Officer & Chairman
Adamas Pharmaceuticals, Inc.

Enclosures:

Confidential Information and Inventions Agreement
Executive Severance Plan

ACCEPTANCE OF EMPLOYMENT OFFER

I, Alfred Merriweather, have read, understand, and accept employment on the terms and conditions outlined in this letter agreement. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Alfred Merriweather
Alfred Merriweather

June 26, 2017
Date

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com